Exhibit 99.1

       IMMUNICON TO REVIEW SCIENTIFIC PUBLICATIONS AND HIGHLIGHTS OF 2005

HUNTINGDON VALLEY, Pa., Jan. 17 /PRNewswire-FirstCall/ -- Immunicon Corporation (Nasdaq: IMMC) announced today that it has scheduled an investor conference call on Wednesday, January 18, 2006 at 9 a.m. ET to review key scientific and technical achievements in 2005. Leon Terstappen, M.D., Ph.D., Immunicon's Senior Vice President of Research and Development and Chief Scientific Officer, will lead the discussion.

A live audio webcast of the call will be available online at the Company's corporate web site at http://www.immunicon.com. Participants are urged to log on to the site several minutes before the call to download and install any necessary audio software. The dial-in number for domestic U.S. listeners is 877-502-9272; international callers may dial 913-981-5581. The conference reservation number is 4341677. After the call, an audio webcast will be available on Immunicon's web site through February 17, 2006. A dial-in replay of the call will also be maintained through January 23, 2004 by dialing 888-203-1112 or 719-457-0820 and entering conference reservation number 4341677.

"We continued to add to our substantial body of scientific and clinical information in 2005 which will support product adoption and the growth of product sales for Immunicon," commented Byron D. Hewett, Immunicon's President and Chief Executive Officer. "Among the most notable accomplishments were the presentation of our additional clinical data in metastatic breast cancer at the June 2005 American Society of Clinical Oncology's annual meeting (ASCO) and the December 2005 San Antonio Breast Cancer Symposium (SABCS)."

"I congratulate our collaborators, scientific advisors, principal investigators and Immunicon's scientific and technical staff on the extraordinary recognition of their work that has been presented at important medical and scientific conferences and published in prestigious journals," said Dr. Terstappen. "I look forward to reviewing these substantial achievements with Immunicon's investors and others interested in our technology and products."

A brief summary of the key scientific publications and presentations of 2005 is provided below:

    Breast Cancer

    * ASCO 2005, data were presented that demonstrated that CTC results are predictive of outcome at every time point assessed for patients with metastatic breast cancer. An abstract entitled "Presence of circulating tumor cells (CTC[s]) in metastatic breast cancer (MBC) predicts rapid progression and poor prognosis" was presented by Massimo Cristofanilli, MD, of The University of Texas M.D. Anderson Cancer Center in an oral abstract presentation session. Oral abstract presentation sessions include didactic presentations of the abstracts determined by the Scientific Program Committee of ASCO to be of the highest scientific merit. The data presented at ASCO represent an update to results from a 177 patient study that were published in The New England Journal of Medicine in August 2004. The original data showed that more than 5 CTCs per 7.5 mL of blood drawn at the baseline and at 1st follow-up after initiation of a new line of therapy predict shorter progression-free survival (PFS) and overall survival (OS). Follow-up in this data set

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        was performed 3-4 weeks, 6-8 weeks, 9-14 weeks and 15-20 weeks after initiation of therapy and the median follow-up was extended to approximately 20 months from enrollment. The data show that CTC results at all monthly time points assessed predict PFS and OS. The differences were statistically significant for patients undergoing chemotherapy as well as those receiving hormonal therapy. In multivariate analyses, CTC levels remained the strongest and most significant independent predictor of poor outcome. This data expands the utility of the test for the oncologist in the management of their metastatic breast cancer patients as it is informative at multiple time points.

    * The analysis described above was the basis for an FDA submission to expand the data in the package insert regarding prediction of outcomes at multiple time points. The 510(k) was cleared in October 2005.

    * Also at ASCO, data was presented regarding the significance of CTCs in metastatic breast cancer patients with disease that has metastasized primarily to the bone. Approximately 30% of all metastatic breast cancer patients have this so-called "non-measurable" disease, which cannot be easily monitored with existing imaging tools. The abstract entitled "Monitoring circulating tumor cells (CTC) in non-measurable metastatic breast cancer (MBC)" was presented in an oral presentation by G. Thomas Budd, MD, of The Cleveland Clinic Foundation as an integrated education session. Dr. Budd presented a comparison of outcome prediction of imaging and CTC results for 177 patients, plus a new cohort of 46 patients with non-measurable disease. In measurable disease, CTCs were a better predictor of survival than CT scans. In the 46 patients with non-measurable disease, the data showed that assessment of CTCs yielded similar results to the findings in women with measurable MBC. Specifically, the presence of 5 or more CTCs in a 7.5 mL sample of blood from such patients at three to four weeks after initiation of therapy is associated with decreased progression free survival (PFS) and decreased overall survival (OS). The abstract concluded that the presence of CTCs in MBC patients may be useful as a surrogate endpoint for PFS and OS and may be an earlier, more reliable predictor of outcome than traditional radiology techniques.

    * Three other abstracts concerning the application of Immunicon's technology in breast cancer were presented at the 2005 ASCO meeting including: (1) "Circulating tumor cells -- not serum tumor markers -- predict survival in metastatic breast cancer" presented by Alison Stopeck, MD, of the Arizona Cancer Center as a poster discussion session; (2) "Early assessment of circulating tumor cell results in a community-based practice" presented by Roy A. Beveridge, MD, of Fairfax Northern Virginia Hematology/Oncology Associates as a general poster session (Veridex, LLC, a Johnson and Johnson company, sponsored this work); and (3) "Circulating tumor cells in adjuvant breast cancer patients" presented by Salah M. Almokadem, MD, of the Penn State Milton
        S. Hershey Medical Center, Penn State College of Medicine as a general poster session.

    * At the San Antonio Breast Cancer Symposium (SABCS) in December 2005, Immunicon collaborators presented abstracts based on data from its pivotal study in metastatic breast cancer patients and research studies in earlier stages of this disease. Mathew Ellis, MD, from Washington University presented data in the general session showing the prognostic and predictive value of CTCs at different levels in 223 metastatic breast cancer patients treated with endocrine therapy or chemotherapy. In a mini-symposium, Daniel Hayes, MD, from the University of Michigan delivered a presentation entitled "Detection of circulating breast cancer cells: Are these the cells that really matter?" In poster

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        presentations, Thomas G. Frazier, MD, from Bryn Mawr Hospital presented data on peri-operative assessment in primary breast cancer of tumor cells in blood and bone marrow and compared the findings with tissue gene signatures. Salah M. Almokadem, MD, from the Penn State Milton S. Hershey Medical Center, Penn State College of Medicine presented data on circulating tumor cells in adjuvant breast cancer patients.

    * A paper entitled "Circulating Tumor Cells: A Novel Prognostic Factor for Newly Diagnosed Metastatic Breast Cancer," appeared in The Journal of Clinical Oncology (March 1, 2005)

    Prostate Cancer

    * A paper entitled "Circulating tumor cells predict survival in patients with metastatic prostate cancer" was published in the journal Urology (April 2005 Volume 65, Number 4). This paper reported data from a pilot study that showed a correlation between the presence of CTCs and poor survival prospects in patients with metastatic prostate cancer. A separate paper entitled "Preliminary study of immunomagnetic quantification of circulating tumor cells in patients with advanced disease" also appeared in Urology (March 2005 Vol 65, Issue 3) and showed a relationship between disease status and presence of CTCs. These studies warranted the initiation of a multi-center prospective study in hormone refractory metastatic prostate cancer which was initiated in early 2005.

    * Target enrollment of 200 hormone refractory metastatic prostate cancer patients in the multi-center prospective study referred to above was achieved in December 2005 and patients are being monitored.

    Colorectal Cancer

    * Data from an interim analysis from our multi-center prospective study in metastatic colorectal cancer patients was sufficiently promising such that we expanded the original target enrollment of 200 patients to 400 patients. Target enrollment of 400 in a multi-center prospective study was achieved in December 2005 and patients are being monitored.

    Other Cancer Related Achievements

Immunicon scientists achieved an important technological advancement by demonstrating that cells in patient blood samples can be subjected to molecular analysis after they have been processed and analyzed with the Immunicon CellTracks(R) System. Probes identifying specific sequences of DNA were labeled with the Universal Linkage System (ULS)(TM) technology developed by KREATECH Biotechnology of Amsterdam, The Netherlands. Kreatech's ULS technology identifies specific chromosomes in the CTCs identified by the Immunicon CellTracks(R) System. Samples that contain as few as one CTC can be analyzed for the presence or absence of chromosomal abnormalities. The increase in specificity may enable the development of products and services in earlier stages of disease, such as initial detection of cancer and detection of cancer recurrence. Furthermore, the ability to assess amplification of specific genes in cancer cells may allow us to identify and determine the presence or absence of specific therapeutic targets.

A National Cancer Institute (NCI) grant was awarded to support our ongoing collaboration with the Fox Chase Cancer Center to assist in the development of novel anti-tumor agents and strategies by enumerating and characterizing CTCs and endothelial cells.

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The following papers were published that further strengthen the body of clinical data related to Immunicon's technology in Cancer:

    * The paper entitled "Expression profiling of circulating tumor cells" appeared as a priority report in Cancer Research. This paper reported data on gene expression profiles in CTCs and identified profiles that differed between patients with breast, colon and prostate cancer.

    * The paper entitled "Expression of epithelial cell adhesion molecule in carcinoma cells present in blood and primary and metastatic tumors" appeared in the International Journal of Oncology and showed the expression levels of the antibody used to select tumor cells from blood and bone marrow.

    * In the paper entitled "Comparison of two methods for enumerating circulating tumor cells in carcinoma patients" that appeared in Cytometry Part B, the Immunicon assay was shown to be the superior assay for CTC enumeration.

    Technology/Other Application Areas

    Endothelial Cells

The CellTracks(R) Endothelial Cell assay, designed to capture and enumerate circulating endothelial cells (CECs) in blood, was implemented in both pivotal clinical studies in metastatic prostate and colorectal cancer to investigate whether or not changes in circulating endothelial cell counts reflect treatment toxicity or treatment effectiveness. In addition, a research study was initiated to evaluate the potential role of CECs in cardiovascular disease.

CellTracks(R) EasyCount(TM) System

Immunicon scientists in collaboration with the University of Twente in The Netherlands developed a simple cell enumeration system for CD4 counting to monitor HIV/AIDS for use in resource-poor countries. The CellTracks EasyCount System consists of a portable instrument and reagent kits. The research effort was partially funded by the STW (an agency of the government of The Netherlands). Immunicon is exploring the potential for this technology for other applications.

Immunicon Corporation

Immunicon Corporation is developing and commercializing proprietary cell- and molecular-based human diagnostic and life science research products with an initial focus on cancer disease management. The Company has developed platform technologies for selection and analysis of rare cells in blood, such as circulating tumor cells and circulating endothelial cells that are important in many diseases and biological processes. Immunicon's products and underlying technology platforms also have application in the clinical development of cancer drugs and in cancer research and may have applications in other fields of medicine, such as cardiovascular and infectious diseases. http://www.immunicon.com

The information contained in this press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often preceded by words such as "hope," "may," "believe," "anticipate," "plan," "expect," "intend," "assume," "will" and similar

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expressions. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Forward-looking statements speak only as of the date of this press release, reflect management's current expectations and involve certain factors, such as risks and uncertainties that may cause actual results to be far different from those suggested by the Company's forward-looking statements. These factors include, but are not limited to, risks associated with: the Company's dependence on Veridex LLC, a Johnson & Johnson company, in the field of cancer cell analysis; the Company's capital and financing needs; research and development and clinical trial expenditures; commercialization of the Company's product candidates; the Company's ability to use licensed products and to obtain new licenses from third parties; the Company's ability to manage its growth; obtaining necessary regulatory approvals; reliance on third party manufacturers and suppliers; reimbursement by third party payors to the Company's customers for the Company's products; compliance with applicable manufacturing standards; the ability to earn license and milestone payments under the Company's agreement with Veridex; retaining key management or scientific personnel; delays in the development of new products or to planned improvements to the Company's products; effectiveness of the Company's products compared to competitors' products; protection of the Company's intellectual property and other proprietary rights; conflicts with the intellectual property of third parties; product liability lawsuits that may be brought against the Company; labor, contract or technical difficulties; and competitive pressures in the Company's industry. These factors are discussed in more detail in the Company's filings with the Securities and Exchange Commission.

"Immunicon" and the Immunicon Corporation logo are registered trademarks of Immunicon Corporation. "AutoPrep" "Magnest" "CellSpotter" "CellTracks" and "CellSave" are registered trademarks, and "EasyCount" and "CellTracks Analyzer II" are trademarks, of Immunivest Corporation, a wholly-owned subsidiary of Immunicon Corporation. "CellSearch" is a trademark of Johnson & Johnson. ALL RIGHTS RESERVED.

    Contact Information:                 Investors/Media:
     James G. Murphy                      The Ruth Group
     Sr. Vice President,                  Jason Rando (media) 646-536-7025,
     Finance and Administration            jrando@theruthgroup.com
      and Chief Financial Officer         John Quirk (investors) 646-536-7029,
     Immunicon Corporation                 jquirk@theruthgroup.com
     3401 Masons Mill Road
     Suite 100
     Huntingdon Valley, PA 19006
     215-830-0777 x8313
     jmurphy@immunicon.com

SOURCE  Immunicon Corporation
    -0-                             01/17/2006
    /CONTACT: James G. Murphy, Sr. Vice President, Finance and Administration and Chief Financial Officer of Immunicon Corporation, +1-215-830-0777, ext. 8313, jmurphy@immunicon.com; or Media: Jason Rando, +1-646-536-7025, jrando@theruthgroup.com, or Investors: John Quirk, +1-646-536-7029, jquirk@theruthgroup.com, both of The Ruth Group, for Immunicon Corporation/
    /Web site:  http://www.immunicon.com /